Exhibit10.8

SEVENTH AMENDMENT TO CREDIT AGREEMENT

This SEVENTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of April 6, 2021 (the “Seventh Amendment Execution Date”), among EPSILON ENERGY USA INC (“Borrower”), the LENDERS (as hereinafter defined), and TEXAS CAPITAL BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders (in such capacity, “Administrative Agent”).

WHEREAS, Borrower, the financial institutions party thereto (collectively, together with their respective successors and assigns, the “Lenders”), and Administrative Agent are parties to that certain Credit Agreement dated as of July 29, 2013, as amended by First Amendment to Credit Agreement dated as of December 10, 2015, Second Amendment to Credit Agreement dated as of October 11, 2016, Third Amendment to Credit Agreement dated as of February 21, 2017, Fourth Amendment to Credit Agreement dated as of August 4, 2017, Fifth Amendment to Credit Agreement dated as of January 7, 2019, and Sixth Amendment to Credit Agreement dated as of August 14, 2019 (as so amended, the “Credit Agreement”);

WHEREAS, Borrower has requested that Administrative Agent and the Lenders amend the Credit Agreement as hereinafter provided;

WHEREAS, subject to the terms and conditions set forth herein, Administrative Agent and the Lenders are willing to agree to such amendments; and

WHEREAS, Borrower, the Lenders and Administrative Agent acknowledge that the terms of this Amendment constitute an amendment and modification of, and not a novation of, the Credit Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Definitions. Unless otherwise defined in this Amendment, capitalized terms used in this Amendment that are defined in the Credit Agreement shall have the meanings assigned to such terms in the Credit Agreement.

SECTION 2. Amendments to the Credit Agreement. Subject to satisfaction of the conditions of effectiveness set forth in Section 3 of this Amendment, the parties hereto agree that:

(a)Section 1.1 of the Credit Agreement is hereby amended to amend and restate the following definitions in their respective entireties to read as follows:

“Adjusted LIBOR” means, with respect to any Portion for any Interest Period or day, as applicable, an interest rate per annum equal to LIBOR for such Interest Period or day multiplied by the Statutory Reserve Rate; provided, however, if Adjusted LIBOR shall be less than 0.25%, such rate shall be deemed to be 0.25% for purposes of this Agreement.

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“Applicable Margin” means the applicable percentages per annum set forth below, based upon the Utilization applicable from time to time. The Applicable Margin shall immediately and automatically change when and as the Utilization changes.

Pricing Level	Utilization	Base Rate Portion	LIBOR Portion and Letter of Credit Fee	Commitment Fee
1	< 25%	2.25%	3.25%	0.50%
2	≥ 25% but < 50%	2.50%	3.50%	0.50%
3	≥ 50% but < 75%	2.75%	3.75%	0.50%
4	≥ 75% but < 90%	3.00%	4.00%	0.50%
5	≥ 90%	3.25%	4.25%	0.50%

“Maturity Date” means March 1, 2024, or such earlier date on which the Commitment of each Revolving Credit Lender terminates as provided in this Agreement; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next succeeding Business Day.

(b)Section 1.1 of the Credit Agreement is hereby amended to add the following definitions in proper alphabetical order to read as follows:

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by Administrative Agent and Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR for Dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than 0.25%, the Benchmark Replacement will be deemed to be 0.25% for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of LIBOR with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by Administrative Agent and Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

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“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to LIBOR: (1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of LIBOR permanently or indefinitely ceases to provide LIBOR; or (2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to LIBOR: (1) a public statement or publication of information by or on behalf of the administrator of LIBOR announcing that such administrator has ceased or will cease to provide LIBOR, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; (2) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, which states that the administrator of LIBOR has ceased or will cease to provide LIBOR permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; or (3) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR announcing that LIBOR is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by Administrative Agent or the Required Lenders, as applicable, by notice to Borrower,

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Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR and solely to the extent that LIBOR has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced LIBOR for all purposes hereunder in accordance with Section 3.3(b) and (y) ending at the time that a Benchmark Replacement has replaced LIBOR for all purposes hereunder pursuant to Section 3.3(b).

“Early Opt-in Election” means the occurrence of: (1)(i) a determination by Administrative Agent or (ii) a notification by the Required Lenders to Administrative Agent (with a copy to Borrower) that the Required Lenders have determined that Dollar- denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 3.3(b) are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace LIBOR, and (2)(i) the election by Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by Administrative Agent of written notice of such election to Borrower and the Lenders or by the Required Lenders of written notice of such election to Administrative Agent.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Lease Operating Statement” means a report in a form that is in form and substance reasonably satisfactory to Administrative Agent prepared by Borrower covering each of the Proved Oil and Gas Properties of Borrower and its Subsidiaries included in the most recent redetermination of the Borrowing Base and detailing on a monthly basis the Hydrocarbon production volumes, revenues, associated lease operating expenses, Taxes and other expenses for such Proved Oil and Gas Properties in form and substance reasonably satisfactory to Administrative Agent.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

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“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

(c)Section 3.3 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 3.3Inability to Determine Rates.

(a)Subject to clause (b) below, if (i) Administrative Agent or the Required Lenders determine that for any reason in connection with any request for a LIBOR Portion or a conversion to or continuation thereof that (A) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such LIBOR Portion, (B) adequate and reasonable means do not exist for determining LIBOR for any requested Interest Period with respect to a proposed LIBOR Portion or in connection with an existing or proposed Base Rate Portion, or (C) LIBOR for any requested Interest Period with respect to a proposed LIBOR Portion does not adequately and fairly reflect the cost to such Lenders of funding such LIBOR Portion, or (ii) by reason of any Change in Law any Lender would become subject to restrictions on the amount of a category of liabilities or assets which it may hold and notifies Administrative Agent of same, Administrative Agent will promptly so notify Borrower and each Lender. Thereafter, (x) the obligation of Lenders to make or maintain LIBOR Portions shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the LIBOR component of the Base Rate, the utilization of the LIBOR component in determining the Base Rate shall be suspended, in each case until Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Portion or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Portions in the amount specified therein.

(b)	Effect of Benchmark Transition Event.

(i)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, Administrative Agent and Borrower may amend this Agreement to replace LIBOR with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after Administrative Agent has posted such proposed amendment to all Lenders and Borrower so long as Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to Administrative Agent written notice that such

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Required Lenders accept such amendment. No replacement of LIBOR with a Benchmark Replacement pursuant to this Section 3.3(b) will occur prior to the applicable Benchmark Transition Start Date.

(ii)Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(iii)Notices; Standards for Decisions and Determinations. Administrative Agent will promptly notify Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes and (D) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Administrative Agent or Lenders pursuant to this Section 3.3(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.3(b).

(iv)Benchmark Unavailability Period. Upon Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Borrower may revoke any request for a Borrowing of, conversion to or continuation of LIBOR Portions to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period, the component of the Base Rate based upon LIBOR will not be used in any determination of the Base Rate.

(d)Section 7.1 of the Credit Agreement is hereby amended to delete the “and” at the end of subsection (o) thereof, to re-letter subsection (p) as subsection (q) and to add new subsection (p) immediately after subsection (o) to read as follows:

(p)Lease Operating Statements.  Concurrently with the delivery of the financial statements referred to in Section 7.1(b), a Lease Operating Statement; and

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(e)The last sentence of Section 8.4 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Notwithstanding the foregoing, Borrower may make cash distributions to Parent so long as (a) no Default exists or would exist after giving effect thereto, (b) Utilization is not greater than 75% after giving effect thereto and (c) the Leverage Ratio for the most recently-ended Test Period for which financial statements are available (calculated on a pro forma basis after giving effect to such distributions and any Borrowings made in connection therewith) is less than or equal to 2.50 to 1.00.

(f)Article 8 of the Credit Agreement is hereby amended to add new Section 8.22 immediately after Section 8.21 to read as follows:

Section 8.22 Certain Accounts Payable. For each proved developed producing well whose reserves or projected cash flow are from time to time included in any Reserve Report, there shall be no outstanding accounts payable under or in connection with an authorization for expenditure that are associated with such well.

(g)Section 9.1 of the Credit Agreement is hereby amended to delete the reference to “3.50” and to replace it with “3.00”.

(h)Section 12.10 of the Credit Agreement is hereby amended to delete the “The” at the beginning thereof and to replace it with “Subject to Section 3.3(b), the”.

SECTION 3. Conditions of Effectiveness. The amendments set forth in Section 2 of this Amendment, as well as any other terms and conditions set forth herein, shall be effective as of date Administrative Agent shall have received each of the following, which shall be in form and substance satisfactory to Administrative Agent:

(a)counterparts of this Amendment executed by Borrower, Guarantors, the Lenders and Administrative Agent;

(b)an extension fee in an amount equal to $90,000 and all other fees and expenses required to be paid pursuant to the Loan Documents, including, without limitation, the fees and expenses of Winstead PC invoiced on or prior to the Seventh Amendment Execution Date; and

(c)such other certificates, documents, consents or opinions as Administrative Agent reasonably may require.

SECTION 4. Decrease of Borrowing Base. Subject to the satisfaction of the conditions of effectiveness set forth in Section 3 of this Amendment and effective as of the Seventh Amendment Execution Date, the Borrowing Base is hereby decreased from $23,000,000 to $18,000,000. The foregoing redetermination of the Borrowing Base is deemed a periodic redetermination of the Borrowing Base under Section 2.10(b) of the Credit Agreement as of October 1, 2020. The Borrowing Base as so redetermined shall remain in effect until the next periodic redetermination of the Borrowing Base under Section 2.10(b) of the Credit Agreement, unless otherwise adjusted pursuant to the Credit Agreement. Borrower, Administrative Agent

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and each of the undersigned Lenders hereby waive the occurrence of the periodic redetermination of the Borrowing Base to have occurred as of April 1, 2020.

SECTION 5. Acknowledgment and Ratification. As a material inducement to Administrative Agent and the Lenders to execute and deliver this Amendment, each Obligated Party acknowledges and agrees that the execution, delivery, and performance of this Amendment shall, except as expressly provided herein, in no way release, diminish, impair, reduce, or otherwise affect the obligations of any Obligated Party under the Loan Documents, which Loan Documents shall remain in full force and effect.

SECTION 6. Borrower ’s Representations and Warranties. As a material inducement to Administrative Agent and the Lenders to execute and deliver this Amendment, each Obligated Party represents and warrants to Administrative Agent and the Lenders (with the knowledge and intent that Administrative Agent and the Lenders are relying upon the same in entering into this Amendment) that, as of the Seventh Amendment Execution Date:

(a)The execution, delivery, and performance by such Person of this Amendment and compliance with the terms and provisions hereof have been duly authorized by all requisite action on the part of such Person and do not and will not (i) violate or conflict with, or result in a breach of, or require any consent under (A) the Constituent Documents of such Person, (B) any applicable law, rule, or regulation or any order, writ, injunction, or decree of any Governmental Authority or arbitrator which could result in a Material Adverse Event, or (C) any agreement or instrument to which such Person is a party or by which it or any of its Properties is bound or subject which could result in a Material Adverse Event, or (ii) constitute a default under any such agreement or instrument which could result in a Material Adverse Event, or result in the creation or imposition of any Lien upon any of the revenues or assets of such Person.

(b)This Amendment constitutes legal, valid, and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as limited by Debtor Relief Laws.

(c)No authorization, approval, or consent of, and no filing or registration with, any Governmental Authority or third party is or will be necessary for the execution, delivery, or performance by such Person of this Amendment or the validity or enforceability hereof.

(d)All of the representations and warranties contained in Article 6 of the Credit Agreement are true and correct on and as of the Seventh Amendment Execution Date with the same force and effect as if such representations and warranties had been made on and as of the Seventh Amendment Execution Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 7(d), the representations and warranties contained in Section 6.2 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to Section 7.1(a) and (b) of the Credit Agreement, respectively.

(e)At the time of and after giving effect to this Amendment, no Default exists.

SECTION 7. Effect of Amendment.  This Amendment, except as expressly provided herein, (a) shall not be deemed to be a consent to the modification or a waiver of any other term

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or condition of the Credit Agreement, any Security Document or any other Loan Document, (b) shall not prejudice any right or rights which Administrative Agent or the Lenders may now or hereafter have under or in connection with the Credit Agreement, any Security Document or any other Loan Document, and (c) shall not be deemed to be a waiver of any existing or future Default under the Credit Agreement, any Security Document or any other Loan Document.

SECTION 8. Miscellaneous. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Texas. The captions in this Amendment are for convenience of reference only and shall not define or limit the provisions hereof. This Amendment may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one instrument. In evidencing this Amendment, it shall not be necessary to produce or account for more than one such counterpart. This Amendment, and any documents required or requested to be delivered pursuant to Section 3 hereof, may be delivered by facsimile or pdf transmission of the relevant signature pages hereof and thereof, as applicable.

SECTION 9. Ratification. Each Obligated Party ratifies and acknowledges that the Loan Documents to which it is a party are valid, subsisting and enforceable, except as limited by Debtor Relief Laws.

SECTION 10. NOTICE OF FINAL AGREEMENT. THIS AMENDMENT, THE OTHER LOAN DOCUMENTS AND THE INTERCREDITOR AGREEMENT REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Remainder of page intentionally left blank. Signature pages follow.]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the Seventh Amendment Execution Date.

EPSILON ENERGY USA INC,
as Borrower

By:	/s/ B. Lane Bond
Name:	B. LANE BOND
Title:	CFO

ACKNOWLEDGED AND AGREED:

EPSILON ENERGY LTD.,
as a Guarantor

By:	/s/ B. Lane Bond
Name:	B. LANE BOND
Title:	CFO

EPSILON MIDSTREAM, LLC,
as a Guarantor

By:	Epsilon Energy USA Inc,
its Managing Member

By:	/s/ B. Lane Bond
Name:	B. LANE BOND
Title:	CFO

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ACKNOWLEDGED AND AGREED:

DEWEY ENERGY HOLDINGS, LLC,
as a Guarantor

By:	/s/ B. Lane Bond
Name:	B. LANE BOND
Title:	CFO

DEWEY ENERGY GP, LLC,
as a Guarantor

By:	/s/ B. Lane Bond
Name:	B. LANE BOND
Title:	CFO

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TEXAS CAPITAL BANK, NATIONAL
ASSOCIATION,
as Administrative Agent and a Lender

By:	/s/ Gabriel X. Garcia
Gabriel X. Garcia
Vice President

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